(As filed October 3, 2002)
                                                               File No. 70-10052

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     POS AMC

                        (Post-Effective Amendment No. 1)
                                       to
                                    FORM U-1
                           APPLICATION OR DECLARATION
                                    UNDER THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                           ALLIANT ENERGY CORPORATION
                     ALLIANT ENERGY CORPORATE SERVICES, INC.
                         ALLIANT ENERGY RESOURCES, INC.
                                  ENERGYS, INC.
                         ALLIANT ENERGY GENERATION, INC.
                           HEARTLAND PROPERTIES, INC.
                      CAPITAL SQUARE FINANCIAL CORPORATION
                          HEARTLAND ENERGY GROUP, INC.
                         HEARTLAND ENERGY SERVICES, INC.
                              4902 N. Biltmore Lane
                            Madison, Wisconsin 53718

                       INTERSTATE POWER AND LIGHT COMPANY
                       ALLIANT ENERGY TRANSPORTATION, INC.
                        ALLIANT ENERGY INVESTMENTS, INC.
                         IOWA LAND AND BUILDING COMPANY
                       ALLIANT ENERGY INTERNATIONAL, INC.
                   ALLIANT ENERGY INTEGRATED SERVICES COMPANY
            ALLIANT ENERGY INTEGRATED SERVICES-ENERGY MANAGEMENT LLC
             ALLIANT ENERGY INTEGRATED SERVICES-ENERGY SOLUTIONS LLC
                         IOWA LAND AND BUILDING COMPANY
                        PRAIRIE RIDGE BUSINESS PARK, L.C.
                             TRANSFER SERVICES, INC.
                           WILLIAMS BULK TRANSFER INC.
                                  Alliant Tower
                              200 First Street S.E.
                            Cedar Rapids, Iowa 52401

                       ALLIANT ENERGY FIELD SERVICES, LLC
                               5033 A Tangle Lane
                              Houston, Texas 77056

                   CEDAR RAPIDS AND IOWA CITY RAILWAY COMPANY
                              2330 12th Street, SW
                            Cedar Rapids, Iowa 52404

                               COGENEX CORPORATION
                     Boott Mills South, 100 Foot of John St.
                           Lowell, Massachusetts 01852

                        ENERGY PERFORMANCE SERVICES, INC.
                      INDUSTRIAL ENERGY APPLICATIONS, INC.
                         201 Third Avenue SE, Suite 300
                            Cedar Rapids, Iowa 52406

                            IEI BARGE SERVICES, INC.
                                18525 Hwy 20 West
                          East Dubuque, Illinois 61025

                  INDUSTRIAL ENERGY APPLICATIONS DELAWARE INC.
                             5925 Dry Creek Lane, NE
                            Cedar Rapids, Iowa 52402

                                    RMT, INC.
                               744 Heartland Trail
                            Madison, Wisconsin 53717

                           SCHEDIN & ASSOCIATES, INC.
                              920 Plymouth Building
                              12 South Sixth Street
                          Minneapolis, Minnesota 55401

                           SVBK CONSULTING GROUP, INC.
                          37 N. Orange Ave., Suite 710
                             Orlando, Florida 32801

                          WHITING PETROLEUM CORPORATION
                          Mile High Center, Suite 2300
                                  1700 Broadway
                             Denver, Colorado 80290

                    (Names of companies filing this statement
                  and addresses of principal executive offices)


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


               ---------------------------------------------------

                           ALLIANT ENERGY CORPORATION

                 (Name of top registered holding company parent)

               ---------------------------------------------------

                         F. J. Buri, Corporate Secretary
                           Alliant Energy Corporation
                              4902 N. Biltmore Lane
                            Madison, Wisconsin 53718

                     (Name and address of agent for service)

               ---------------------------------------------------

      The Commission is requested to send copies of all notices, orders and communications in connection with this Application or Declaration to:

     Barbara J. Swan, General Counsel           William T. Baker, Jr., Esq.
        Alliant Energy Corporation                Thelen Reid & Priest LLP
          4902 N. Biltmore Lane                     40 West 57th Street
         Madison, Wisconsin 53718                 New York, New York 10019


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


ITEM 1.   DESCRIPTION OF PROPOSED TRANSACTION.
          -----------------------------------

     A. Background. By order dated June 21, 2002 (Holding Co. Act Release No. 27542) (the "June 2002 Order"), Alliant Energy Corporation ("Alliant Energy"), a registered holding company, and certain of its public utility and non-utility subsidiaries were authorized under the Public Utility Holding Company Act of 1935 (the "Act") to restate, modify and extend the authorization previously granted by the Commission to operate and fund separate money pools established by Alliant Energy for certain of its public utility subsidiaries and Alliant Energy Corporate Services, Inc. (the "Utility Money Pool") and for certain of its direct and indirect non-utility subsidiaries (the "Non-Utility Money Pool"), and, to the extent required, for participating subsidiaries to borrow from and extend credit to each other under the terms of the Utility Money Pool or Non-Utility Money Pool, as applicable. In addition, Alliant Energy was authorized to issue and sell from time to time through December 31, 2004 (the "Authorization Period") commercial paper and/or unsecured notes evidencing short-term borrowings from banks or other institutional lenders ("Short-term Debt") in an aggregate amount at any time outstanding not to exceed $1 billion. In this proceeding, Interstate Power and Light Company ("IP&L"), a wholly-owned public utility subsidiary of Alliant Energy, has also requested approval to issue and sell from time to time during the Authorization Period Short-term Debt in an aggregate principal amount at any time outstanding which, when added to any borrowings by IP&L under the Utility Money Pool, will not exceed $300 million.

     Under the June 2002 Order, the Commission reserved jurisdiction over (1) IP&L's participation in the Utility Money Pool under the terms of the proposed Amended and Restated Utility Money Pool Agreement, which is subject to approval by the Illinois Commerce Commission ("ICC") and the Minnesota Public Utilities Commission ("MPUC"), and (2) IP&L's issuance of Short-term Debt, which is subject to approval by the MPUC.

     B. Requested Action. IP&L now requests that the Commission issue a supplemental order to release jurisdiction reserved under the June 2002 Order over the issuance of Short-term Debt by IP&L. The record in this proceeding is hereby supplemented with the filing of the order of the MPUC approving, among other matters, short-term borrowings by IP&L through March 31, 2003 in an aggregate amount at any time not to exceed $180 million. (Exhibit D-6 hereto).(1) Accordingly, IP&L requests that the Commission issue a supplemental order authorizing IP&L to issue Short-term Debt in an aggregate principal amount at any time outstanding which, when added to any borrowings by IP&L under the Utility Money Pool, will not exceed the limit set by the MPUC from time to time, up to $300 million. IP&L requests that the Commission continue to reserve jurisdiction over IP&L's participation in the Utility Money Pool under the terms of the Amended and Restated Utility Money Pool Agreement, pending IP&L's receipt of orders from the ICC and the MPUC. Short-term borrowings by IP&L from third

----------
(1) In accordance with Minnesota law, IP&L seeks approval for its capital structure on a fiscal year basis ending March 31. IP&L intends to make a new filing with the MPUC in early 2003 for approval of its capital structure through March 31, 2004. IP&L will file a copy of any future order of the MPUC relating to Short-term Debt as an exhibit to the quarterly report under Rule 24 filed in this proceeding.


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


parties will comply with all terms, conditions, limitations and reporting requirements set forth in the June 2002 Order.

ITEM 2.   FEES, COMMISSIONS AND EXPENSES.
          ------------------------------

     The additional fees, commissions and expenses incurred or to be incurred in connection with the filing of this Post-Effective Amendment are estimated at not more than $1,000.

ITEM 3.   APPLICABLE STATUTORY PROVISIONS.
          -------------------------------

     A. General. Sections 6(a), 7, 9(a), 10, 12, 32 and 33 of the Act and Rules 24, 42, 43, 45 and 52 thereunder are applicable to the proposed transactions.

     B. Rule 53/54 Analysis. The proposed transactions are also subject to the requirements of Rules 53 and 54. Under Rule 53, in determining whether to approve the issue or sale of any security (including any guarantee) by a registered holding company for the purpose of financing the acquisition of any EWG, the Commission may not make certain adverse findings under Sections 7 and 12 of the Act if the conditions set forth in paragraphs (a), (b) and (c) of Rule 53 are satisfied. Rule 54 provides that in determining whether to approve the issue or sale of a security by a registered holding company for purposes other than the acquisition of an EWG or FUCO, or other transactions by such registered holding company or its subsidiaries other than with respect to EWGs or FUCOs, the Commission shall not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or a FUCO upon the registered holding company if paragraphs (a), (b) and (c) of Rule 53 are satisfied.

     Alliant Energy currently does not meet all of the conditions of Rule 53(a). As of June 30, 2002, Alliant Energy's "aggregate investment," as defined in Rule 53(a)(1), in EWGs and FUCOs was approximately $537 million, or approximately 67% of Alliant Energy's average "consolidated retained earnings," also as defined in Rule 53(a)(1), for the four quarters ended June 30, 2002 ($801 million), which exceeds the 50% "safe harbor" limitation contained in Rule 53(a). However, by order dated October 3, 2001 (Holding Co. Act Release No. 27448), the Commission has authorized Alliant Energy to increase its "aggregate investment" in EWGs and FUCOs to an amount equal to 100% of Alliant Energy's average "consolidated retained earnings." Therefore, although Alliant Energy's "aggregate investment" in EWGs and FUCOs currently exceeds the 50% "safe harbor" limitation, this investment level is permitted under the October 3, 2001 order.

     In any event, even taking into account the capitalization of and earnings from EWGs and FUCOs in which Alliant Energy has an interest, there would be no basis for withholding approval of the proposed transaction. With regard to capitalization, since the issuance of the October 3, 2001 order, there has been no material adverse impact on Alliant Energy's consolidated capitalization resulting from Alliant Energy's investments in EWGs and FUCOs. At June 30, 2002, Alliant Energy's consolidated capitalization consisted of 37.0% common equity, 2.3% preferred stock, 54.3% long-term debt (including variable rate demand bonds


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


classified as current), and 6.4% short-term debt (including current maturities of long-term debt), versus 36.0% common equity, 2.6% preferred stock, 50.8% long-term debt (including variable rate demand bonds classified as current), and 10.6% short-term debt (including current maturities of long-term debt) at September 30, 2001 (the end of the quarter immediately preceding the October 3, 2001 order). These ratios are within acceptable industry ranges. The proposed transactions will not have any material impact on capitalization. Further, since the date of the October 3, 2001 order, there has been no material change in Alliant Energy's level of earnings from EWGs and FUCOs.

     Alliant Energy satisfies all of the other conditions of paragraphs (a) and
(b) of Rule 53. With reference to Rule 53(a)(2), Alliant Energy maintains books and records in conformity with, and otherwise adheres to, the requirements thereof. With reference to Rule 53(a)(3), no more than 2% of the employees of Alliant Energy's domestic public utility companies render services, at any one time, directly or indirectly, to EWGs or FUCOs in which Alliant Energy directly or indirectly holds an interest. With reference to Rule 53(a)(4), Alliant Energy will continue to provide a copy of each application and certificate relating to EWGs and FUCOs and relevant portions of its Form U5S to each regulator referred to therein, and will otherwise comply with the requirements thereof concerning the furnishing of information. In addition, none of the adverse conditions specified in Rule 53(b) exists.

ITEM 4.   REGULATORY APPROVALS.
          --------------------

     The issuance of Short-term Debt by IP&L requires approval by the MPUC as part of the MPUC's review of IP&L's capital structure. IP&L has obtained an order from the MPUC approving, among other matters, issuance of Short-term Debt by IP&L in an amount of up to $180 million through March 31, 2003 (see Exhibit D-6). No other state commission and no federal commission, other than this Commission, has jurisdiction over the proposed transaction.

     Orders of the MPUC and the ICC approving IP&L's participation in the Utility Money Pool under the Amended and Restated Utility Money Pool Agreement will be filed by a further post-effective amendment in this proceeding.

ITEM 5.   PROCEDURE.
          ---------

     The Commission is hereby requested to issue a supplemental order in this proceeding partially releasing jurisdiction previously reserved under the June 2002 Order as soon as possible. The applicants further request that there should not be a 30-day waiting period between issuance of the Commission's supplemental order and the date on which the supplemental order is to become effective, hereby waive a recommended decision by a hearing officer or any other responsible officer of the Commission, and consent to the participation of the Division of Investment Management in the preparation of the Commission's decision and/or supplemental order, unless the Division opposes the matters proposed herein.


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


ITEM 6.   EXHIBITS AND FINANCIAL STATEMENTS.
          ---------------------------------

     A.   ADDITIONAL EXHIBIT.
          ------------------

          D-6    -  Order of the Minnesota Public Utilities Commission approving capital structure of IP&L. (Filed herewith).

     B.   ADDITIONAL FINANCIAL STATEMENTS.
          -------------------------------

          FS-12 Consolidated Balance Sheet of Alliant Energy Corporation as of June 30, 2002 (incorporated by reference to the Quarterly Report on Form 10-Q of Alliant Energy Corporation for the period ended June 30, 2002) (File No. 1-9894).

          FS-13 Consolidated Statement of Income of Alliant Energy Corporation for the six months ended June 30, 2002 (incorporated by reference to the Quarterly Report on Form 10-Q of Alliant Energy Corporation for the period ended June 30, 2002) (File No. 1-9894).

          FS-14 Consolidated Balance Sheet of Interstate Power and Light Company as of June 30, 2002 (incorporated by reference to the Quarterly Report on Form 10-Q of Interstate Power and Light Company for the period ended June 30, 2002) (File No. 0-4117-1).

          FS-15 Consolidated Statement of Income of Interstate Power and Light Company for the six months ended June 30, 2002 (incorporated by reference to the Quarterly Report on Form 10-Q of Interstate Power and Light Company for the period ended June 30, 2002) (File No. 0-4117-1).

ITEM 7.   INFORMATION AS TO ENVIRONMENTAL EFFECTS.
          ---------------------------------------

     The matters that are the subject of this Application or Declaration do not involve a "major federal action," nor do they "significantly affect the quality of the human environment" as those terms are used in section 102(2)(C) of the National Environmental Policy Act. The transactions proposed herein will not result in changes in the operation of the applicants that will have an impact on the environment. The applicants are not aware of any federal agency that has prepared or is preparing an environmental impact statement with respect to the transactions that are the subject of this Application or Declaration.


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


                                   SIGNATURES

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned companies have duly caused this post-effective amendment filed herein to be signed on their behalf by the undersigned thereunto duly authorized.

                                   ALLIANT ENERGY CORPORATION
                                   INTERSTATE POWER AND LIGHT COMPANY
                                   ALLIANT ENERGY CORPORATE SERVICES, INC.
                                   ALLIANT ENERGY RESOURCES, INC.
                                   WILLIAMS BULK TRANSFER INC.

                                   By: /s/ F. J. Buri
                                           ----------
                                   Name:   F. J. Buri
                                   Title:  Corporate Secretary


                                   ALLIANT ENERGY GENERATION, INC.
                                   ALLIANT ENERGY INTEGRATED SERVICES COMPANY
                                   ALLIANT ENERGY INTERNATIONAL, INC.
                                   ALLIANT ENERGY INVESTMENTS, INC.
                                   ALLIANT ENERGY TRANSPORTATION, INC.
                                   COGENEX CORPORATION
                                   ENERGY PERFORMANCE SERVICES, INC.
                                   IOWA LAND AND BUILDING COMPANY

                                   By: /s/ F. J. Buri
                                           ----------
                                   Name:   F. J. Buri
                                   Title:  Secretary


                                   CEDAR RAPIDS AND IOWA CITY RAILWAY COMPANY
                                   ENERGYS, INC.
                                   HEARTLAND ENERGY GROUP, INC.
                                   HEARTLAND ENERGY SERVICES, INC.
                                   IEI BARGE SERVICES, INC.
                                   INDUSTRIAL ENERGY APPLICATIONS, INC.
                                   INDUSTRIAL ENERGY APPLICATIONS DELAWARE INC.
                                   TRANSFER SERVICES, INC.

                                   By: /s/ Thomas L. Hanson
                                           ----------------
                                   Name:   Thomas L. Hanson
                                   Title:  Treasurer and Secretary


                                   (signatures continued on next page)


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


                                   ALLIANT ENERGY FIELD SERVICES, LLC

                                   By: /s/ Jim Overbey
                                           -----------
                                   Name:   Jim Overbey
                                   Title:  Manager


                                   ALLIANT ENERGY INTEGRATED SERVICES-ENERGY
                                        MANAGEMENT LLC
                                   ALLIANT ENERGY INTEGRATED SERVICES-ENERGY
                                        SOLUTIONS LLC

                                   By: /s/ Charles Castine
                                           ---------------
                                   Name:   Charles Castine
                                   Title:  Manager


                                   WHITING PETROLEUM CORPORATION

                                   By: /s/ F. J. Buri
                                           ----------
                                   Name:   F. J. Buri
                                   Title:  Assistant Secretary


                                   RMT, INC.

                                   By: /s/ Thomas L. Hanson
                                           ----------------
                                   Name:   Thomas L. Hanson
                                   Title:  Assistant Treasurer


                                   HEARTLAND PROPERTIES, INC.
                                   CAPITAL SQUARE FINANCIAL CORPORATION

                                   By: /s/ Ruth A. Domack
                                           --------------
                                   Name:   Ruth A. Domack
                                   Title:  President


                                   (signatures continued on next page)


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


                                   PRAIRIE RIDGE BUSINESS PARK, L.C.
                                   BY:  IOWA LAND AND BUILDING COMPANY,
                                        A PARTNER

                                   By: /s/ Thomas L. Aller
                                           ---------------
                                   Name:   Thomas L. Aller
                                   Title:  Vice President


                                   SCHEDIN & ASSOCIATES, INC.
                                   SVBK CONSULTING GROUP, INC.

                                   By: /s/ Gregory A. Genin
                                           ----------------
                                   Name:   Gregory A. Genin
                                   Title:  President


Date:  October 3, 2002


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